                                                                   EXHIBIT 77(d)
                                            UIF - INTERNATIONAL MAGNUM PORTFOLIO

The Portfolio increased the amount of its assets that it may invest in countries not included in the MSCI Europe, Australasia, Far East Index from 5% to up to
15%.